Exhibit 99.1

ART’S WAY MANUFACTURING ANNOUNCES FINANCIAL RESULTS FOR THE FISCAL YEAR 2012

Net Income For Fiscal Year 2012 Increases 113.4% To $2.7 Million

Net Sales Increases 31.9% To $36.5 Million

Earnings Per Share Increases 112.9% to $0.66

Conference Call Scheduled For Tuesday, February 26, 2013 at 10:00 a.m. Central Time

ARMSTRONG, IOWA, February 25, 2012 – Art’s Way Manufacturing Co., Inc., (NASDAQ:ARTW) a leading manufacturer and distributor of farm machinery, announced its financial results for the fiscal year ended November 30, 2012. Additionally, the Company has scheduled a conference call Tuesday, February 26, 2013 at 10:00 a.m. Central Time to discuss the results and other information material to the Company’s business.

What: Art’s Way Manufacturing Fiscal Year 2012 Financial Results Conference Call

When: Tuesday, February 26, 2013 - 10:00 a.m. Central Time

How: Live via phone by dialing 800-624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time.

Carrie Majeski, President and Chief Executive Officer, and J. Ward McConnell, Jr., Chairman of the Board of Art’s Way Manufacturing, will be leading the call and discussing fiscal year 2012 financial results, the current state of the Company’s operations and the long-term outlook for the balance of 2013.

Highlights:

●	Net income for fiscal year 2012 increases 113.4%.
●	Net Sales for fiscal year 2012 increases 31.9%
●	Earnings per basic and diluted share for fiscal year 2012 were $0.66, a $0.35 increase from fiscal year 2011.

	For the Fiscal Year Ended November 30 (Consolidated)
	2012	2011	Change
Net Sales	$36,456,830	$27,619,760	31.9%
Operating Income	$4,327,825	$1,929,764	124.3%
Net Income	$2,665,087	$1,248,895	113.4%
EPS (Basic)	$0.66	$0.31	112.9%
EPS (Diluted)	$0.66	$0.31	112.9%
Weighted Average Shares Outstanding:
Basic	4,032,643	4,018,196
Diluted	4,049,516	4,049,268

Net Sales: Total net sales increased 31.9%, from $27.6 million in fiscal year 2011 to $36.5 million in fiscal year 2012. This was mainly due to increased revenues from our modular buildings segment. In late 2011 the Company secured a large job with Whiting Turner to produce a facility for Stanford University for approximately $9 million. That project significantly increased net sales in 2012.

Income: Total operating income increased from $1,930,000 in fiscal year 2011 to $4,328,000 in fiscal year 2012, while net income for the fiscal year ended November 30, 2012 increased from $1,249,000 to $2,665,000, an increase of 113.4%. The increase was primarily attributable to higher net sales and operating income in our modular buildings segment.

Earnings per Share: Earnings per basic and diluted share for the fiscal year ended November 30, 2012 were $0.66, an increase of $0.35 from the fiscal year 2011 earnings per basic and diluted share.

J. Ward McConnell, Jr., Chairman of the Board, said, “We are delighted with our 2012 results. Our year-end results were exceptional and capped off a year during which we produced outstanding top and bottom-line results every quarter. Full year earnings per share grew 112.9% over 2011 and we returned over $400,000 in dividends to our shareholders.

“Net sales for our agricultural products segment were up nearly 9.3% due primarily to the acquisition of Universal Harvester Co., Inc. Our pressurized vessels segment’s net sales were up 16.4%. The Company as a whole had a net income increase of 113.4%. I am delighted to report that our agricultural products and pressurized vessels segments continued to show revenue improvements and we have made solid progress with customer growth initiatives at our pressurized vessels segment.

“Our modular buildings segment had a phenomenal year and continues to drive a significant part of our business. After having a down year in 2011 due to the contraction in governmental and institutional spending, securing the 24 modular units, 21,350 square foot research facility with Whiting Turner Contracting Co. and Stanford University – one of the world’s leading research and teaching institutions - was revitalizing.    Although we can not expect to maintain our sales levels from 2012 in the coming year, we do expect new growth as a result of our relationship with Whiting Turner Contracting Co. and Stanford University, as well as expanding our modular building offerings into new and growing markets.

“Our consolidated balance sheet indicates a strong financial position. To punctuate that, during fiscal year 2012, we were able to pay off our line of credit.

“A very healthy farm income has encouraged farmers to purchase new equipment and to expand operations and this bodes well for Art’s Way Manufacturing in the coming quarters. Art’s Way’s performance in 2012 was outstanding and we look forward to executing our 2013 growth strategy to return greater shareholder value.

“I want to thank all of our dedicated and hard working employees and our loyal shareholders for their support.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels, and modular animal confinement buildings and laboratories. After-market service parts are also an important part of the Company's business. The Company has three reporting segments: agricultural products; pressurized tanks and vessels; and modular buildings.

For More Information, Contact: Jim Drewitz, Investor Relations

830-669-2466 Jim Drewitz

Or visit the Company's website at www.artsway-mfg.com/

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our beliefs regarding improvements in sales and operating results and our position for growth opportunities; (ii) our belief that new and growing markets exist for modular buildings, and our intent to expand into such markets and (iii) our continued efforts to pursue growth, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to: quarterly fluctuations in results; customer demand for our products; domestic and international economic conditions; the strength of agricultural sector; the cost of raw materials; the management of growth; the availability of investment opportunities; the unexpected impediments to integrating our acquisition of Universal Harvester Co., Inc.; the risk that the revenues attributable to the acquired Universal Harvester Co., Inc. assets will not be consistent with that company’s historical revenues, or that the acquisition will not otherwise yield the benefits that we expect; unexpected contract breaches by us or counter-parties; and other factors detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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